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Exhibit 4.10

METABASIS THERAPEUTICS, INC.

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

DATED AS OF OCTOBER 28, 2003

METABASIS THERAPEUTICS, INC.

SERIES E PREFERRED STOCK PURCHASE AGREEMENT

        THIS SERIES E PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 28th day of October, 2003, by and among METABASIS THERAPEUTICS, INC., a Delaware corporation (the "Company"), and the investors listed on Exhibit A attached hereto (each a "Purchaser" and together the "Purchasers").

        The parties hereby agree as follows:

        1.    PURCHASE AND SALE OF PREFERRED STOCK.

          1.1    Sale and Issuance of Series E Preferred Stock.

          (a)   The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit B (the "Restated Certificate").

          (b)   The Company has, or will have before the Closing, authorized the sale and issuance of up to 24,032,095 shares of Series E Preferred Stock (the "Stock"). Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing, and the Company agrees to sell and issue to each Purchaser at the Closing, that number of shares of Stock as set forth opposite each such Purchaser's name on Exhibit A attached hereto, at a purchase price of $1.04 per share of Stock.

        1.2    Closing; Delivery.

          (a)   The purchase and sale of the Stock shall take place at the offices of Cooley Godward llp ("Cooley Godward"), 4401 Eastgate Mall, San Diego, California, 92121, at 10:00 a.m., on the date hereof or at such other time and place as the parties shall agree upon (which time and place are designated as the "Closing").

          (b)   At the Closing, the Company shall deliver to each Purchaser a certificate representing the Stock being purchased thereby against payment of the purchase price therefor by (i) check payable to the Company or by wire transfer to the Company's bank account ("Cash Consideration") or (ii) in the case of LB I Group Inc. only, past services ("Past Services Consideration") performed by Lehman Brothers Inc. ("Lehman") pursuant to the engagement letter dated January 12, 2003 between the Company and Lehman, as amended on the date hereof (the "Engagement Letter"). The amounts of Cash Consideration and Past Services Consideration attributable to each applicable Purchaser shall be as set forth opposite such Purchaser's name on Exhibit A attached hereto.

        2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.    The Company hereby represents and warrants to each Purchaser that, except as set forth on a Schedule of Exceptions attached hereto as Exhibit C, which exceptions shall be deemed to be representations and warranties as if made hereunder:

          2.1    Organization, Good Standing and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all corporate power and authority to execute and deliver, and to perform its obligations pursuant to, each of the Transaction Documents, as defined below, and has all requisite power and authority to conduct its business as presently conducted and proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect (as defined below). "Transaction Documents" means this Agreement, the Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement") in the form attached hereto as Exhibit D, the Amended and Restated Co-Sale

  Agreement (the "Co-Sale Agreement", and together with this Agreement and the Investors' Rights Agreement, the "Agreements") in the form attached hereto as Exhibit E and the Restated Certificate (including in each case all exhibits and schedules thereto). "Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), prospects, assets relating to, or results of operations of the Company's business, as presently conducted and proposed to be conducted.

          2.2    Capitalization.    The authorized capital of the Company consists of:

          (a)   74,765,759 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), 851,939 of which have been designated Series A Convertible Preferred Stock ("Series A Preferred Stock"), all of which are issued and outstanding, 10,000,000 of which have been designated Subordinated Convertible Preferred Stock ("Subordinated Preferred Stock"), all of which are issued and outstanding, 3,000,000 of which have been designated Series B Convertible Preferred Stock ("Series B Preferred Stock"), of which none are issued and outstanding, 17,533,154 of which have been designated Series C Convertible Preferred Stock ("Series C Preferred Stock"), of which 13,009,999 are issued and outstanding, 19,230,666 of which have been designated Series D Convertible Preferred Stock ("Series D Preferred Stock"), of which 15,737,705 are issued and outstanding, and 24,150,000 of which have been designated Series E Convertible Preferred Stock ("Series E Preferred Stock"), of which none are issued and outstanding prior to the Closing. The rights, preferences and privileges of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Subordinated Preferred Stock are as stated in the Restated Certificate. Shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Subordinated Preferred Stock have been reserved by all necessary corporate action.

          (b)   129,840,390 shares of common stock, par value $.001 per share (the "Common Stock"), of which 10,725,148 are issued and outstanding.

          (c)   Except for (i) the conversion privileges of the Subordinated Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, (ii) an aggregate of 7,957,471 shares of Common Stock reserved for issuance pursuant to the Amended and Restated 2001 Equity Incentive Plan of Metabasis Therapeutics, Inc. (the "Stock Plan"), (iii) warrants to purchase an aggregate of 4,469,217 shares of Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated July 18, 2000 between the Company and the Purchasers named therein, (iv) warrants to purchase an aggregate of 3,462,295 shares of Series D Preferred Stock issued pursuant to the Series D Preferred Stock Purchase Agreement dated October 18, 2001 between the Company and the Purchasers named therein and (v) warrants to purchase an aggregate of 53,938 shares of Series C Preferred Stock and 30,666 shares of Series D Preferred Stock issued pursuant to equipment leasing facilities with GATX Ventures, Inc., a Delaware corporation, and except as set forth in this Agreement and the other Transaction Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights or rights of first offer) or agreements, oral or written, for the purchase or acquisition from the Company of any shares of its capital stock.

          (d)   Immediately prior to the Closing, the outstanding Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Subordinated Preferred Stock are convertible into 15,737,705, 13,009,999, 0, 3,002,111 and 10,000,000 shares of Common Stock, respectively, and their conversion prices are equal to $1.22, $1.00, $1.50, $2.012 and $1.00, respectively. Assuming all shares of Stock authorized to be sold hereunder are sold at the Closing, the outstanding Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Subordinated Preferred Stock will immediately after the Closing be convertible into 16,494,843, 13,009,999, 0, 3,555,177 and 10,000,000 shares of Common Stock, respectively, and their conversion prices will be equal to $1.164, $1.00, $1.50, $1.699 and $1.00, respectively.

        All shares of Common Stock and Preferred Stock issued and outstanding immediately prior to or issued concurrently with the Closing have been duly authorized and have been or will be, as the case may be, validly issued in accordance with all applicable U.S. federal and state securities laws and are or, upon issuance will be, fully paid and nonassessable.

          2.3    Authorization.    All corporate action on the part of the Company, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the performance of all obligations of the Company hereunder and thereunder and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Stock have been taken and each of the Transaction Documents constitutes the valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

          2.4    Compliance with Other Instruments.    The Company is not in violation or default of any provisions of its Restated Certificate or bylaws or of any judgment, order, writ or decree by which it is bound. To the knowledge of its officers, the Company is not in violation or default of any instrument or contract to which it is a party or by which it is bound or, to the knowledge of its officers after reasonable inquiry, of any provision of any federal or state statute (including without limitation environmental and labor laws and filing requirements under the Employee Retirement Income Security Act of 1974 ("ERISA")), rule or regulation applicable to the Company, which violation or default would have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any material lien, charge or encumbrance upon any assets of the Company.

          2.5    Title to Property and Assets.    The Company owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in material compliance with such leases and, to the knowledge of the Company's officers, holds a valid leasehold interest free of any liens, claims or encumbrances, which liens, claims or encumbrances would be materially adverse to the Company.

          2.6    Agreements; Action.

          (a)   Except for the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof.

          (b)   There are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound which involve (i) obligations (contingent or otherwise) of, or payments to the Company in excess of, $25,000, (ii) the license of any patent, copyright, trade secret or other proprietary right of the Company or (iii) any other material obligation.

          (c)   The Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

          (d)   The Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Company.

          (e)   For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

          (f)    The Company has delivered to the Purchasers a true and complete copy of each agreement listed on the Schedule of Exceptions.

          2.7    Patents and Trademarks.    The Company has sufficient title and ownership of all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for its business as now conducted, to the knowledge of its officers without any conflict with or infringement of the rights of others. There are no outstanding options, licenses or agreements of any kind relating to the foregoing, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. The Company has not received any communications alleging that the Company has violated or, by conducting its business as now conducted or as proposed to be conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's best efforts to promote the interests of the Company or that would conflict with the Company's business.

          2.8    Employee Matters.

          (a)   Each employee and consultant of the Company has executed a Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit F. The Company, after reasonable investigation, is not aware that any employee, or any such consultant, is in violation of the terms thereof.

          (b)   Upon termination of any employee, the Company will not by reason of any agreement existing prior to the Closing be liable to such employee for severance pay or any other payments.

          (c)   No labor strike, grievance, dispute or other labor trouble affecting the Company is pending or, to the knowledge of the Company, threatened. No union or other collective bargaining entity has been certified as representing any employee of the Company; no union organization effort or representation question is pending with respect to the employees of the Company. The Company is not currently engaged in any labor negotiations with any union representing any employees.

          2.9    Employee Benefit Plans.    The Company does not have any employee benefit plan described in section 3(2)(A) or section 3(2)(B) of ERISA.

          2.10    Permits.    The Company has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

          2.11    Required Consents.    Except as set forth in the Schedule of Exceptions, no consent, approval, order, authorization, registration, qualification, designation, declaration or filing with, of or by any person or entity (including any federal, state or local governmental authority) is required in connection with the Agreement or the transactions contemplated thereby.

          2.12    Litigation.    There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company that questions the validity of any of the Transaction Documents, the right of the Company to enter into any of the Transaction Documents or to consummate the transactions contemplated thereby, or that might, individually or in the aggregate, have a Material Adverse Effect, nor is the Company aware that there is any basis for the foregoing. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental authority. There is no suit, proceeding or investigation by the Company currently pending, or that the Company intends to initiate.

          2.13    Disclosure.    The Company has provided the Purchasers with all the information that the Purchasers have requested for deciding whether to acquire the Stock. No representation or warranty made by the Company in the Transaction Documents and no statement made by the Company in any financial statement (furnished pursuant to Section 2.17 or otherwise), certificate, report, exhibit or document furnished by the Company to the Purchasers in connection with this Agreement or any of the Transaction Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Company has disclosed to the Purchasers in writing each fact which materially and adversely affects, or which so far as the Company can now reasonably foresee in the future may result in a Material Adverse Effect.

          2.14    Insurance.    The Company has in full force and effect fire and casualty insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace any of its properties that might be damaged or destroyed. The Company has in full force and effect products liability and errors and omissions insurance in amounts customary for companies similarly situated.

          2.15    Environmental and Safety Laws.    To the knowledge of its officers, the Company is not in violation in any material respect of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the best of its knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

          2.16    Voting Arrangements.    Except as provided in the Restated Certificate, the Investors' Rights Agreement and hereunder, to the knowledge of the Company's officers, there are no outstanding stockholder agreements, voting trusts, proxies or other arrangements or understandings among the stockholders of the Company relating to the voting of their respective shares. Except as contemplated in the Investors' Rights Agreement, the Company has not granted or agreed to grant any registration rights, including "piggyback" registration rights, to any person or entity.

          2.17    Financial Statements.    The Company has delivered to the Purchasers the Company's audited financial statements (balance sheet, statement of operations and statement of changes in stockholders' equity) for the period from inception to December 31, 2002 and unaudited financial statements (balance sheet, statement of operations and statement of changes in stockholders' equity) for the seven-month period ended July 31, 2003 (the "Statement Date") (collectively, the "Financial Statements"). The Financial Statements are complete and correct in all material respects, fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied, except, in the case of unaudited Financial Statements, for the omission of footnotes required by GAAP (the omission of which is not individually or in the aggregate material) and subject to normal year-end GAAP audit adjustments (which are not individually or in the aggregate material). Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. The Company is not a guarantor or indemnitor of any indebtedness of any third party.

          2.18    Compliance with Laws.    The execution, delivery and performance of the Transaction Documents will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's Restated Certificate or Bylaws; (ii) any provision of any judgment, decree or order to which the Company is a party or by which it is bound; (iii) any material contract, obligation or commitment to which the Company is a party or by which it is bound; or (iv) to the best of Company's knowledge, any statute, rule or governmental regulation applicable to the Company. The Company is conducting and has conducted its business in compliance with all statutes, rules, and governmental regulations applicable to the Company.

          2.19    Subsidiaries.    The Company does not currently own or control, directly or indirectly, any interest in any other corporation, association or other business entity.

          2.20    Changes.    Since the Statement Date, there has not been to the Company's knowledge:

          (a)   any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

          (b)   any damage, destruction or loss, whether or not covered by insurance, which could reasonably be expected to have a Material Adverse Effect;

          (c)   any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

          (d)   any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

          (e)   any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

          (f)    any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

          (g)   any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

          (h)   any resignation or termination of employment of any officer or key employee of the Company, and the Company is not aware of any impending resignation or termination of employment of any such officer or key employee;

          (i)    any declaration, setting aside or payment or other distribution in respect to any of the Company's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

          (j)    any other event or condition of any character that could reasonably be expected to have a Material Adverse Effect; or

          (k)   any arrangement or commitment by the Company to do any of the things described in this Section 2.20.

        3.    REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.    Each Purchaser hereby represents and warrants, severally and not jointly, to the Company that:

          3.1    Authorization.    Such Purchaser has full power and authority to enter into this Agreement. The Agreements, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors' Rights Agreement may be limited by applicable federal or state securities laws.

          3.2    Purchase Entirely for Own Account.    This Agreement is made with the Purchaser in reliance upon the Purchaser's representation to the Company, which by the Purchaser's execution of this Agreement, the Purchaser hereby confirms, that the Stock to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Stock. The Purchaser has not been formed for the specific purpose of acquiring the Stock.

          3.3    Disclosure of Information.    The Purchaser has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Stock with the Company's management. The Purchaser understands that such discussions, as any written information delivered by the Company to the Purchaser, were intended to describe the aspects of the Company's business which it believes to be material.

          3.4    Restricted Securities.    The Purchaser understands that the Stock has not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchaser understands that the shares of Stock are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Stock indefinitely unless it is registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Stock for resale except as set forth in the Investors' Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Stock, and on requirements relating to the Company which are outside of the Purchaser's control, and which the Company is under no obligation and may not be able to satisfy.

          3.5    No Public Market.    The Purchaser understands that no public market now exists for any of the securities issued by the Company, and that the Company has made no assurances that a public market will ever exist for the Stock.

          3.6    Legends.    The Purchaser understands that the Stock and any securities issued in respect of or exchange for the Stock, may bear one or all of the following (or substantially similar) legends:

          (a)   "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

          (b)   Any legend set forth in the other Transaction Documents.

          (c)   Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

          3.7    Accredited Investor.    The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; provided that in the case of the Wellcome Trust Limited, such representation is made only as to the Wellcome Trust itself and not as to the Wellcome Trust Limited, as trustee of the Wellcome Trust.

          3.8    Foreign Investors.    If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Stock or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Stock, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Stock. Such Purchaser's subscription and payment for and continued beneficial ownership of the Stock, will not violate any applicable securities or other laws of the Purchaser's jurisdiction.

        4.    CONDITIONS OF THE PURCHASERS' OBLIGATIONS AT CLOSING.    The obligations of each Purchaser to the Company under this Agreement are subject to the fulfillment, on or before the applicable Closing, of each of the following conditions, unless otherwise waived:

          4.1    Representations and Warranties.    The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the date of the Closing, with the same effect as though such representations and warranties had been made on and as of such date.

          4.2    Performance.    The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

          4.3    Compliance Certificate.    The President of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

          4.4    Opinion of Company Counsel.    The Purchasers shall have received from Cooley Godward, counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit G.

          4.5    Investors' Rights Agreement.    The Company and each Purchaser shall have executed and delivered the Investors' Rights Agreement.

          4.6    Restated Certificate.    The Company shall have filed the Restated Certificate with the Secretary of State of Delaware on or prior to the Closing Date, which shall continue to be in full force and effect as of the Closing Date.

          4.7    Co-Sale Agreement.    The Company, the Purchasers, and the other parties to the Co-Sale Agreement shall have executed and delivered the Co-Sale Agreement.

        5.    CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.    The obligations of the Company to each Purchaser under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

          5.1    Representations and Warranties.    The representations and warranties of each Purchaser contained in Section 3 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

          5.2    Performance.    All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing shall have been performed or complied with in all material respects.

          5.3    Qualifications.    All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Stock pursuant to this Agreement shall be obtained and effective as of the Closing.

        6.    MISCELLANEOUS.

          6.1    Transfer; Successors and Assigns.    The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          6.2    Governing Law.    This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

          6.3    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

          6.4    Titles and Subtitles.    The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

          6.5    Notices.    Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, addressed to the party to be notified at such party's address as set forth on the signature page or Exhibit A hereto, or as subsequently modified by written notice, and (a) if to the Company, at 9390 Towne Centre Drive, San Diego, California, 92121, with a copy to Frederick T. Muto, Cooley Godward llp, 4401 Eastgate Mall, San Diego, California, 92121, or (b) if to the Purchasers, at their respective addresses set forth in Exhibit A hereto.

          6.6    Finder's Fee.    Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction, except for the Company's obligations pursuant to the Engagement Letter. Each Purchaser agrees, severally and not jointly, to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible, except for the Company's obligations pursuant to the Engagement Letter.

          6.7    Attorney's Fees.    If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          6.8    Amendments and Waivers.    Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the Common Stock that is issued or issuable upon conversion of the Series E Preferred Stock. Any amendment or waiver effected in accordance with this Section 6.8 shall be binding upon the Purchasers and each transferee of the Series E Preferred Stock (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company.

          6.9    Severability.    If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

          6.10    Delays or Omissions.    No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

          6.11    Entire Agreement.    This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

          6.12    Corporate Securities Law.    THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED UNLESS THE SALE IS SO EXEMPT.

          6.13    Confidentiality.    Each party hereto agrees that, except as may be required in connection with any registration statement filed by the Company under the Securities Act, or with the prior written permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other parties to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Stock purchased hereunder. The provisions of this Section 6.13 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Except to the extent required by law, regulation or applicable exchange rule, the Company shall not make any announcement identifying, concerning or otherwise reference in any public document or public statement, the Purchaser or the beneficial owner of Purchaser. With respect to any press release issued by Company in which the Purchaser is so identified or referenced, the Company shall provide copies to the Purchaser prior to public dissemination thereof and shall incorporate Purchaser's comments to such press release, if any, in good faith.

          6.14    Exculpation Among Purchasers.    Each Purchaser acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Purchaser agrees that no Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Stock.

          6.15    Survival of Representations and Warranties.    All of the representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing for a period of eighteen (18) months thereafter.

          6.16    Key-Man Insurance.    The Company shall have in effect key-man life insurance policies for each of Paul Laikind and Mark Erion in the amount of $1,000,000 for each, naming the Company as beneficiary.

          6.17    Waiver of Conflicts.    Each party to this Agreement acknowledges that Cooley Godward, counsel to the Company, has in the past represented and may now or in the future represent one or more of the Purchasers or their affiliates in matters unrelated to the transactions contemplated by this Agreement (the "Financing"), including representation of such Purchasers or their affiliates in the Company's Series C Preferred Stock financing and in other matters of a similar nature to the Financing. The applicable rules of professional conduct require that Cooley Godward inform the parties hereunder of this representation and obtain their consent. Cooley

  Godward has served as counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each Purchaser hereby (i) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (ii) acknowledge that with respect to the Financing, Cooley Godward has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (iii) gives its informed written consent to Cooley Godward's representation of the Company in the Financing.

          6.18    Tax Matters.    Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided however, that such disclosure may not be made to the extent reasonably necessary to comply with any applicable federal or state securities laws. For the purposes of the foregoing sentence, (i) the "tax treatment" of a transaction means the purported or claimed federal income tax treatment of the transaction and (ii) the "tax structure" of a transaction means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction. Thus, for the avoidance of doubt, the parties acknowledge and agree that the tax treatment and tax structure of any transaction does not include the name of any party to a transaction or any sensitive business information (including, without limitation, the name and other specific information about any party's intellectual property or other proprietary assets) unless such information may be related or relevant to the purported or claimed federal income tax treatment of the transaction.

          6.19    Signatory Capacity.    With respect to its signatory capacity and liability as the trustee of the Wellcome Trust, the Wellcome Trust Limited (the "Trustee") enters into this Agreement in its capacity as the trustee for the time being of the Wellcome Trust but not otherwise and it is hereby agreed and declared that notwithstanding anything to the contrary contained or implied in this Agreement:

          (a)   the obligations incurred by the Trustee under or in consequence of this Agreement shall be enforceable against it or the other trustees of the Wellcome Trust from time to time; and

          (b)   the liabilities of the Trustee (or such other trustees as are referred to in paragraph (a) above) in respect of such obligations shall be limited to such liabilities as can, and may lawfully and properly be met out of the assets of the Wellcome Trust for the time being in the hands or under the control of the Trustee or such other trustees.

        The parties have executed this Series E Preferred Stock Purchase Agreement as of the date first written above.

COMPANY:
METABASIS THERAPEUTICS, INC.
By:	/s/ PAUL K. LAIKIND Paul K. Laikind, Chief Executive Officer

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
MPM BIOVENTURES II, L.P.
By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II LLC, its General Partner
By:	/s/ LUKE B. EVNIN
Name:	Luke B. Evnin
Title:	Manager
MPM BIOVENTURES II-QP, L.P.
By:	MPM Asset Management II, L.P., its General Partner
By:	MPM Asset Management II LLC, its General Partner
By:	/s/ LUKE B. EVNIN
Name:	Luke B. Evnin
Title:	Manager
MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG
By:	MPM Asset Management II, L.P., in its capacity as the Special Limited Partner
By:	MPM Asset Management II LLC, its General Partner
By:	/s/ LUKE B. EVNIN
Name:	Luke B. Evnin
Title:	Manager

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
MPM ASSET MANAGEMENT INVESTORS 2000 B LLC
By:	/s/ LUKE B. EVNIN
Name:	Luke B. Evnin
Title:	Manager

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
INTERWEST PARTNERS VII, L.P.
By:	/s/ W. STEPHEN HOLMES
Name:	W. Stephen Holmes
Title:	Managing Director
INTERWEST INVESTORS VII, L.P.
By:	/s/ W. STEPHEN HOLMES
Name:	W. Stephen Holmes
Title:	Managing Director

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
DLJ CAPITAL CORP.
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Managing Director
SPROUT ENTREPRENEURS FUND, L.P.
By:	DLJ Capital Corp.
Its:	General Partner
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Managing Director
SPROUT CAPITAL IX, L.P.
By:	DLJ Capital Corp.
Its:	Managing General Partner
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Managing Director
SPROUT IX PLAN INVESTORS, L.P.
By:	DLJ LBO Plans Management Corporation II
Its:	General Partner
/s/ KATHLEEN LAPORTE
By:	Kathleen LaPorte
Its:	Attorney in fact

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
HEINZ W. GSCHWEND & CYNTHIA T. HEALY, TRUSTEES OF THE H.W. GSCHWEND & C.T. HEALY REVOCABLE TRUST
/s/ HEINZ W. GSCHWEND
By:	Heinz W. Gschwend, Trustee

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
LB I GROUP INC.
By:	/s/ JOHN CHAMBERS
Name:	John Chambers
Title:	Managing Director

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
WELLCOME TRUST LIMITED, AS TRUSTEE OF THE WELLCOME TRUST
/s/ GARY STEINBERG
By:	Gary Steinberg
Chief Investment Officer

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
ITOCHU CORPORATION
/s/ EIZO KOBAYASHI
By:	Eizo Kobayashi
Managing Director

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
MAVERICK FUND, L.D.C.
By:	Maverick Capital, Ltd.
Its:	Investment Advisor
By:	/s/ SHARYL ROBERTSON
Name:	Sharyl Robertson
Title:	CFO
MAVERICK FUND USA, LTD.
By:	Maverick Capital, Ltd.
Its:	Investment Advisor
By:	/s/ SHARYL ROBERTSON
Name:	Sharyl Robertson
Title:	CFO
MAVERICK FUND II, LTD.
By:	Maverick Capital, Ltd.
Its:	Investment Advisor
By:	/s/ SHARYL ROBERTSON
Name:	Sharyl Robertson
Title:	CFO

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

PURCHASERS:
PAN-PACIFIC VENTURE CAPITAL CO., LTD.
By:	/s/ DAVID Y. S. CHAO
Name:	David Y. S. Chao
Title:	President

[SIGNATURE PAGE TO SERIES E PREFERRED STOCK PURCHASE AGREEMENT]

EXHIBITS

Exhibit A	—	Schedule of Purchasers
Exhibit B	—	Form of Amended and Restated Certificate of Incorporation
Exhibit C	—	Schedule of Exceptions to Representations and Warranties
Exhibit D	—	Form of Amended and Restated Investors' Rights Agreement
Exhibit E	—	Form of Amended and Restated Co-Sale Agreement
Exhibit F	—	Form of Proprietary Information and Inventions Agreement
Exhibit G	—	Form of Legal Opinion

EXHIBIT A
SCHEDULE OF PURCHASERS

Purchaser Name and Address	Cash Consideration	Past Services Consideration	Total Consideration	Shares of Series E Preferred Stock
MPM Bioventures II, L.P. Attn: Luke Evnin 111 Huntington Avenue 31st Floor Boston, MA 02199	$534,960.40	—	$534,960.40	514,385
MPM Bioventures II-QP, L.P. Attn: Luke Evnin 111 Huntington Avenue 31st Floor Boston, MA 02199	$4,847,039.60	—	$4,847,039.60	4,660,615
MPM Bioventures GmbH & Co. Parallel-Beteiligungs KG Attn: Luke Evnin 111 Huntington Avenue 31st Floor Boston, MA 02199	$1,706,399.76	—	$1,706,399.76	1,640,769
MPM Asset Management Investors 2000 B LLC Attn: Luke Evnin 111 Huntington Avenue 31st Floor Boston, MA 02199	$111,600.32	—	$111,600.32	107,308
InterWest Partners VII, L.P. 2710 Sand Hill Road Second Floor Menlo Park, CA 94025	$4,151,205.76	—	$4,151,205.76	3,991,544
InterWest Investors VII, L.P. 2710 Sand Hill Road Second Floor Menlo Park, CA 94025	$198,794.96	—	$198,794.96	191,149
DLJ Capital Corp. 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, CA 94025	$36,390.16	—	$36,390.16	35,279
Sprout IX Plan Investors, L.P. 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, CA 94025	$139,772.88	—	$139,772.88	134,397
Sprout Entrepreneurs Fund, L.P. 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, CA 94025	$12,065.04	—	$12,065.04	11,601

Sprout Capital IX, L.P. 3000 Sand Hill Road Building 3, Suite 170 Menlo Park, CA 94025	$3,061,471.92	—	$3,061,471.92	2,943,723
Heinz W. Gschwend & Cynthia T. Healy, Trustees of the H.W. Gschwend & C.T. Healy Revocable Trust 161 Meadowcroft Way Santa Rosa, CA 95403	$100,000.16	—	$100,000.16	96,154
LB I Group Inc. c/o Lehman Brothers Inc. 745 7th Avenue New York, NY 10019	—	$93,375.36	$93,375.36	89,784
Wellcome Trust Limited, as Trustee of the Wellcome Trust 183 Euston Road London NW1 2BE	$3,000,000.64	—	$3,000,000.64	2,884,616
ITOCHU Corporation Innovative Technology Business Development Office Corporate Planning Group 5-1, Kita-Aoyama 2-chome, Minato-ku, Tokyo 107-8077, Japan	$1,000,000.56	—	$1,000,000.56	961,539
Maverick Fund, L.D.C. c/o Maverick Capital, Ltd. 300 Crescent Court, 18th Floor Dallas, TX 75201 Attention: John T. McCafferty Facsimile: (214) 880-4042 with a copy to: Jones Day 2727 North Harwood Street Dallas, TX 75201 Attention: Stephen L. Fluckiger Facsimile: (214) 969-5100	$2,982,000.32	—	$2,982,000.32	2,867,308

Maverick Fund USA, Ltd. c/o Maverick Capital, Ltd. 300 Crescent Court, 18th Floor Dallas, TX 75201 Attention: John T. McCafferty Facsimile: (214) 880-4042 with a copy to: Jones Day 2727 North Harwood Street Dallas, TX 75201 Attention: Stephen L. Fluckiger Facsimile: (214) 969-5100	$1,392,500.72	—	$1,392,500.72	1,338,943
Maverick Fund II, Ltd. c/o Maverick Capital, Ltd. 300 Crescent Court, 18th Floor Dallas, TX 75201 Attention: John T. McCafferty Facsimile: (214) 880-4042 with a copy to: Jones Day 2727 North Harwood Street Dallas, TX 75201 Attention: Stephen L. Fluckiger Facsimile: (214) 969-5100	$625,499.68	—	$625,499.68	601,442
Pan-Pacific Venture Capital Co., Ltd. 6F, No. 21, Lane 120, Neihu Road, Sec. 1 Taipei, 114, Taiwan, R.O.C. Facsimile: 886-2-8751-1212	$1,000,000.56	—	$1,000,000.56	961,539

Totals:	$24,900,003.44	$93,375.36	$24,993,378.80	24,032,095

EXHIBIT B

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

EXHIBIT C

SCHEDULE OF EXCEPTIONS

EXHIBIT D

FORM OF AMENDED AND RESTATED
INVESTORS' RIGHTS AGREEMENT

EXHIBIT E

FORM OF AMENDED AND RESTATED
CO-SALE AGREEMENT

EXHIBIT F

FORM OF PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

EXHIBIT G

FORM OF LEGAL OPINION

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  Exhibit 4.10